                                                                    EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                             YEARS ENDED DECEMBER 31,                     6 MONTHS
                                            --------------------------------------------------------        ENDED
                                                1996       1997        1998       1999       2000       JUNE 30, 2001
                                            --------    --------    --------    --------    --------    -------------
                                                                 (in thousands)
EARNINGS
       Income From Continuing Operations*     59,246      61,925      53,885      72,856      65,951           59,851
       Fixed Charges                          36,485      35,458      30,915      34,305      55,621           33,375
       Distributed Income of
          Equity Investment                       --          --          --          --          --           17,600
       Capitalized Interest                   (1,388)     (1,478)       (795)     (2,133)     (4,559)            (935)
                                            --------    --------    --------    --------    --------    -------------
          Total Earnings                      94,343      95,905      84,005     105,028     117,013          109,891
                                            ========    ========    ========    ========    ========    =============

FIXED CHARGES
       Interest Expense                       34,922      33,707      29,784      31,563      48,982           31,686
       Capitalized Interest                    1,388       1,478         795       2,133       4,559              935
       Rental Interest Factor                    175         273         336         609       2,080              754
                                            --------    --------    --------    --------    --------    -------------
          Total Fixed Charges                 36,485      35,458      30,915      34,305      55,621           33,375
                                            ========    ========    ========    ========    ========    =============


RATIO:  EARNINGS / FIXED CHARGES                2.59        2.70        2.72        3.06        2.10             3.29
                                            ========    ========    ========    ========    ========    =============

       * Excludes minority interest, extraordinary loss and undistributed equity earnings.